Exhibit 99.1

Dear Stockholder,

We continue to take action to position Inland American to create additional value for our stockholders. I have several different topics to discuss with you this month, each of which is part of the execution of our strategy and is expected to enhance stockholder value over the long-term.

SEC Investigation Concluded

On March 24, 2015, the SEC staff informed us that it had fully concluded and was terminating its investigation of the company. The SEC staff also informed us that it did not intend to recommend any enforcement action against the company.

In 2012, we announced that the SEC was conducting a non-public, formal, fact-finding investigation to determine whether there had been violations of certain provisions of the federal securities laws. During the multi-year investigation, we cooperated fully with the SEC. We are pleased to say that on March 24, 2015, the SEC staff informed us that it had fully concluded and was terminating its investigation of the company. The SEC staff also informed us that it did not intend to recommend any enforcement action against the company. We are pleased that we were able to cooperate with the SEC and bring this multi-year investigation to a favorable conclusion.

New Distribution Payment Schedule

Since inception, we have paid stockholder distributions on a monthly basis. The monthly processing, printing, mailing and support to complete this task creates significant expense. Switching from monthly to quarterly distributions will provide cost savings of over $1 million in printing and mailing costs alone. In an effort to become a more efficient organization, starting in the third quarter of this year, we will be moving to quarterly distributions.

In an effort to become a more efficient organization, starting in the third quarter of this year, we will be moving to quarterly distributions.

You will continue to receive monthly distributions through the month of July (the last monthly check you will receive will be in July for the June distribution). On or around October 6th, we expect the third quarter distributions would be processed and stockholders would receive $0.0325 per share, assuming an annual distribution rate of $0.13 per share. The monthly newsletters, such as this one, that are included with the distribution check or confirmation statement will also be distributed quarterly, rather than monthly.

Enclosed is a check for your cash distribution equaling $0.010833 per share for the month of March 2015. If you have invested through a trustee, a distribution statement is enclosed in lieu of a check.

Outlook for 2015
Our retail portfolio is expected to maintain high occupancy and have manageable lease rollover in the next three years. Our leasing staff will actively seek to lease space at favorable rates, and our management team is focused on controlling expenses and maintaining strong tenant relationships. We believe the 2015 retail segment same-store financial performance will be consistent with 2014 results while improving the tenant mix and continuing to upgrade the quality of the tenancies. This will position us for future growth.

For our student housing platform, we expect to see increased same store operating performance as we continue to execute our investment strategy. We expect to see increases in our rental rates driven by the quality of our property metrics and strong demand. By mid-year, we anticipate the delivery of approximately 1,618 beds from three development projects. We also anticipate the 2016 delivery of approximately 831 beds from two developments which began in 2014. Occasionally, we may recycle capital through strategic dispositions in order to maximize the financial performance of our student housing segment.

For our non-core portfolio, we expect to see similar or slightly decreased operating performance in 2015. This segment also has material lease maturities in 2016 through 2018 which will impact our overall cash flow and was part of our consideration in establishing our new distribution rate. We will look to sell these assets in individual and portfolio transactions or engage in other strategic transactions over time in an effort to maximize their value.

Turning to our debt and cash reserves, we believe that our debt maturities over the next five years are manageable, and although we believe interest rates will rise in the future, we anticipate low interest rates to continue in 2015. We believe we will be able to continue cash distributions at our new distribution rate of $0.13 per share on an annualized basis and anticipate distributions to be funded by cash flow from operations as well as distributions from unconsolidated entities and gains on sales of properties.

In closing, we expect 2015 to be a year in which we continue to move our strategy forward with strategic acquisitions, excellent balance sheet management and thoughtful capital allocations. We will also continue to work on building an independent brand for both core platforms to showcase our unique investment characteristics and market strategies. Our objective has been, and will continue to be, maximizing stockholder value over the long-term.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Thomas P. McGuinness
President, CEO

Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representation, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, our ability to execute on our strategy, our ability to return value to our stockholders through multiple liquidity events, and the availability of cash flow from operating activities to fund distributions. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see the Risk Factors included in Inland American’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. For further discussion of the factors that could materially affect Xenia, please see “Item 1A. Risk Factors” and “Forward Looking Statements” of Xenia in Xenia’s Registration Statement on Form 10 as filed with the Securities and Exchange Commission. Inland American intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.